EXHIBIT 10.39

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND AMONG

BROADRIDGE FINANCIAL SOLUTIONS, INC.,

BROADRIDGE SECURITIES PROCESSING SOLUTIONS, INC.

And

APEX CLEARING HOLDINGS LLC

Dated as of May 31, 2012

TABLE OF CONTENTS

		Page
	ARTICLE I

	DEFINITIONS

SECTION 1.1	DEFINITIONS OF CERTAIN DEFINED TERMS	2
SECTION 1.2	INTERPRETATION	7

	ARTICLE II

	PURCHASE AND SALE OF SHARES

SECTION 2.1	PURCHASE AND SALE OF SHARES	7
SECTION 2.2	PURCHASE PRICE	8
SECTION 2.3	CLOSING	8

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

SECTION 3.1	REPRESENTATIONS AND WARRANTIES OF TRANSFEROR	8

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

SECTION 4.1	REPRESENTATIONS AND WARRANTIES OF TRANSFEREE	16

	ARTICLE V

	COVENANTS OF THE PARTIES

SECTION 5.1	TRANSFEREE’S COVENANTS	18
SECTION 5.2	EFFECT OF INVESTIGATIONS	18
SECTION 5.3	TRANSFEROR’S COVENANTS	18
SECTION 5.4	TAXES	19
SECTION 5.5	PURSUIT OF CLAIM BY TRANSFEROR	21
SECTION 5.6	TRANSFER OF EXCLUDED COMPANY ASSETS AND LIABILITIES TO TRANSFEROR	21
SECTION 5.7	PRESS RELEASES, ETC.	22
SECTION 5.8	EXPENSES INCIDENT TO THIS AGREEMENT	22
SECTION 5.9	CONFIDENTIALITY	22

	ARTICLE VI

	CONDITIONS PRECEDENT TO THE CLOSING

SECTION 6.1	CONDITIONS TO EACH PARTY’S OBLIGATIONS	23

-i-

LIST OF SCHEDULES

Transferor Disclosure Schedules

Schedule A - Excluded Company Assets and Liabilities

Schedule B - Retained Company Assets and Liabilities

Schedule C - Litigation; Regulatory Action

Schedule D - Governmental Approvals

-ii-

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of May 31, 2012, by and among Apex Clearing Holdings LLC, a Delaware limited liability company (“Transferee”), Broadridge Securities Processing Solutions, Inc., a Delaware corporation (“BSPS”) and Broadridge Financial Solutions, Inc., a Delaware corporation (“Broadridge” and, together with BSPS the “Transferor”). Capitalized terms used in this Agreement and not otherwise defined have the meanings specified in Section 1.1.

W I T N E S S E T H :

WHEREAS, BSPS, a wholly owned subsidiary of Broadridge, owns all of the issued and outstanding shares of the capital stock, par value $0.10 per share (the “Shares”) of Ridge Clearing & Outsourcing Solutions, Inc. (formerly named ADP Clearing & Outsourcing Services, Inc.), a New York corporation (the “Company”);

WHEREAS, the Company is a member of FINRA and a broker-dealer registered with Securities and Exchange Commission (the “SEC”);

WHEREAS, Transferee intends to acquire the correspondent clearing business of Penson Financial Services, Inc. (“PFSI”), which is engaged in the Correspondent Clearing Services (the “PFSI Acquisition”);

WHEREAS, in order to facilitate the PFSI Acquisition, the Company will be transferred to Transferee pursuant to this Agreement, and subsequently thereto, the Company will effectively function as a vehicle for Transferee, through which Transferee will engage in the PFSI Acquisition and subsequently to the completion of the PFSI Acquisition, operate the correspondent clearing business of PFSI and provide the Corresponding Clearing Services that are provided by PFSI;

WHEREAS, immediately prior to the Closing, Transferor will transfer out of the Company and to Transferor (the “Pre-Transaction Transfers”), certain assets, liabilities and related ongoing business of the Company (including, but not limited to operations support and outsourcing business and Excluded Company Assets and Liabilities listed on Schedule A to the Transferor Disclosure Schedule) and such assets, liabilities and related ongoing business will not be included in the transactions contemplated by this Agreement;

WHEREAS, for the avoidance of doubt, Transferor does not intend to transfer any of its ongoing business in connection with the transactions contemplated by this Agreement; and

WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor, on the terms, and subject to the conditions, set forth in this Agreement, the Shares, exclusive of certain Company assets and liabilities as further defined in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions of Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below.

“Accountant” has the meaning ascribed thereto in Section 5.4(e)(i).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (i) vote twenty-five percent (25%) or more of the outstanding voting securities of such Person or (ii) otherwise direct the management policies of such Person by contract or otherwise. For the avoidance of doubt, (i) Mountain and its Affiliates will be deemed Affiliates of Transferee for purposes of this Agreement and (ii) after the Closing, the Company shall be deemed an Affiliate of Transferee and not an Affiliate of Transferor.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Applicable Law” means, for any Person at any time of determination, any constitution, statute, by-law, federal, state, foreign or local law (including the common law and equity), ordinance, rule, regulation or administrative interpretation or any judgment, decree, governmental permit, license, certificate of authority, order or approval of a Governmental Authority to which such Person or any of its properties is subject at such time.

“Basic Liability Cap” has the meaning ascribed thereto in Section 8.1(b).

“Basic Transferee Representations” has the meaning ascribed thereto in Section 8.2(c).

“Basic Transferor Representations” has the meaning ascribed thereto in Section 8.1(c).

“Broadridge” has the meaning ascribed thereto in the Preamble.

“Broadridge Master Services Agreement” means that certain letter agreement between Transferee and Broadridge in the form attached hereto as Exhibit A.

“Broadridge Release” means that certain Termination and Mutual Release Agreement in the form attached hereto as Exhibit B.

“BSPS” has the meaning ascribed thereto in the Preamble.

“Business” means any business and related operations relating to Customer accounts remaining in the Company after giving effect to the Pre-Transaction Transfers.

“Business Day” means any day, other than a Saturday, Sunday or a day on which the New York Stock Exchange is not scheduled to be open for trading.

“Closing” has the meaning ascribed thereto in Section 2.3.

“Closing Date” has the meaning ascribed thereto in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor to such code.

“Company” has the meaning ascribed thereto in the Recitals.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of the officers of the Company have actual knowledge of the fact or other matter at issue.

“Common Stock” has the meaning ascribed thereto in Section 3.1(d)(i).

“Confidential Information” means all information, matter or thing of a secret, confidential or private nature which is either (x) marked by the disclosing party as “Confidential,” or (y) with respect to which the nature of such information, matter or thing or the circumstances of its disclosure would lead to a reasonable conclusion that such information, matter or thing is confidential to the disclosing party.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, lease or other commitment, whether oral or written, to which such Person or any of its Subsidiaries is a party, or by which any of them is bound or to which any of their properties is subject.

“Correspondent Clearing Services” means any services that involve (i) international securities clearing and execution, (ii) international securities transaction settlement services, and (iii) customer account maintenance and related data processing services.

“Covered Person” has the meaning ascribed thereto in Section 3.1(q).

“Customers” means, collectively, as of any date, the customers with an account, which is held by the Company.

“Deductible” has the meaning ascribed thereto in Section 8.1(b).

“Dollars” or “$” means the lawful currency of the United States of America.

“Exchange Act” means the Securities Exchange Act of 1934, as the same may be amended from time to time, and any successor to such act.

“Excluded Company Assets and Liabilities” has the meaning ascribed thereto in Section 5.6.

“Financial Statements” has the meaning ascribed thereto in Section 3.1(k)(i).

“FINRA” means the Financial Industry Regulatory Authority and any successor Self-Regulatory Organization.

“GAAP” means United States generally accepted accounting principles.

“Governmental Approval” means a Consent of, with or to a Governmental Authority or Self-Regulatory Organization (including the expiration of any waiting or other time period required to pass before such Consent may be assumed or relied on).

“Governmental Authority” means any domestic or foreign governmental or regulatory authority, Self-Regulatory Organization, state, department, board, instrumentality, agency, court, tribunal, arbitrator or mediator, commission or other entity.

“Indebtedness” means, as applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, excluding current trade payables incurred in the ordinary course of business, but including, (i) all obligations of that Person evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (ii) all indebtedness of that Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien; (iii) all obligations under leases that shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (iv) any liability of that Person in respect of banker’s acceptances or letters of credit; and (v) all indebtedness referred to above which is directly or indirectly guaranteed by that Person or which that Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Party” means any Transferee Indemnified Person or Transferor Indemnified Person.

“Indemnifying Party” has the meaning ascribed thereto in Section 8.4(a).

“IRS” means the Internal Revenue Service.

“Legal Proceedings” means any legal, administrative, arbitral, or other proceedings, suits, actions, claims, investigations, complaints or hearings by or before a Governmental Authority or Self-Regulatory Organization.

“Licenses” means licenses, franchises and permits.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any restriction, lien, claim, charge, pledge, encumbrance, mortgage, deed of trust or security interest, right of first refusal, option, warrant, pre-emption right, call right, put right or similar right, in each case of any kind or nature whatsoever.

“Loss” means any and all claims, losses, Liabilities, costs, Taxes, penalties, fines and expenses (including reasonable attorneys’, accountants’, consultants’ and experts’ fees and expenses), damages, obligations to third parties, expenditures (including costs of collection incurred in the enforcement of rights under this Agreement), proceedings, judgments, awards or demands that are imposed upon or otherwise incurred or suffered by the relevant party.

“Material Adverse Effect” means, with respect to a Person, any event, fact, condition, change, development or effect that (a) is, or could reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise), prospects, results of operations or properties of such Person or (b) would prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. A Material Adverse Effect with respect to a Person shall include, but shall not be limited to, any material adverse change in the Person’s regulatory standing; provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or could be, a Material Adverse Effect: (i) changes in the economy, financial markets or political system (provided such changes do not disproportionately affect such Person as compared to other Persons in such Person’s industry, which, in the case of Transferor, shall be the broker dealer industry), (ii) general changes to the industry or regulatory framework governing the industry in which such Person’s business operates (provided such changes do not disproportionately affect such Person as compared to other Persons in such Person’s industry, which, in the case of Transferor, shall be the broker dealer industry), (iii) acts of war, terrorism or natural disaster, or (iv) transfers of the Excluded Company Assets and Liabilities to Transferor and steps taken in contemplation thereof.

“Most Recent Balance Sheet Date” has the meaning ascribed thereto in Section 3.1(k)(i).

“Most Recent Financial Statement” has the meaning ascribed thereto in Section 3.1(k)(i).

“Mountain” means PEAK6 Investments, L.P.

“Net Capital” means the net capital of the Company based on the Company’s books and records, calculated by Transferor and Transferee in accordance with Rule 15c3-1 under the Exchange Act and agreed to by Transferor and Transferee one (1) Business Day prior to the Closing Date.

“Organizational Documents” means, with respect to a Person, the articles or certificate of incorporation and bylaws or articles or certificate of formation and limited liability company agreement (or other constituent documents) of such Person.

“Outsourcing Business” means the business of providing outsourced operations support to broker-dealers, which business, as of the date hereof, has approximately 17 customers.

“PATRIOT Act” means the USA PATRIOT Act, formerly known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder.

“Person” means any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, or similar entity, any government, governmental department or agency or political subdivision thereof.

“PFSI” has the meaning ascribed thereto in the Recitals.

“PFSI Acquisition” has the meaning ascribed thereto in the Recitals.

“Pre-Transaction Transfers” has the meaning ascribed thereto in the Recitals.

“Purchase Price” has the meaning ascribed thereto in Section 2.2.

“Purchase Price Allocation” has the meaning ascribed thereto in Section 5.4(e)(i).

“Regulatory Reports” has the meaning ascribed thereto in Section 3.1(b).

“Retained Company Assets and Liabilities” means only the assets and liabilities set forth on Schedule B of the Transferor Disclosure Schedule.

“SEC” has the meaning ascribed thereto in the Recitals.

“Section 338(h)(10) Election” has the meaning ascribed thereto in Section 5.4(e)(i).

“Self-Regulatory Organization” means FINRA and any other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of broker-dealers or investment advisers, or, with respect to Transferor, to the jurisdiction of which Transferor is otherwise subject.

“Shares” has the meaning ascribed thereto in the Recitals.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Tax” or “Taxes” means all federal, state, local or foreign taxes or other governmental charges, fees, custom, duties, levies and assessments of whatever kind or nature, including all federal, state, local or foreign income, gross receipts, capital gains, capital stock, social security, escheat, unemployment, payroll, stamp, withholding, alternative or add-on minimum, value added, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any report, return, declaration or other information required to be supplied to any taxing authority in connection with Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party Claim” has the meaning ascribed thereto in Section 8.4(a).

“Transaction Documents” means this Agreement, the Broadridge Master Services Agreement, the Transition Services Agreement and the Broadridge Release.

“Transferee” has the meaning ascribed thereto in the Preamble.

“Transferee Disclosure Schedule” has the meaning ascribed thereto in Section 4.1.

“Transferee Indemnified Person” has the meaning ascribed thereto in Section 8.1(a).

“Transferee Liability Cap” has the meaning ascribed thereto in Section 8.2(b).

“Transferor” has the meaning ascribed thereto in the Preamble.

“Transferor Disclosure Schedule” has the meaning ascribed thereto in Section 3.1.

“Transferor Indemnified Person” has the meaning ascribed thereto in Section 8.2(a).

“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit C.

“Treasury Regulations” means the regulations issued as of the date hereof and from time to time by the United States Department of the Treasury relating to matters arising under the Code.

SECTION 1.2 Interpretation.

(a) As used in this Agreement, references to the following terms will have the meanings indicated:

(i) To the Preamble or to the Recitals, Sections, Exhibits or Schedules are to the Preamble or a Recital or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.

(ii) To any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and any section of any statute or regulation are to any successor to the section.

(b) Whenever this Agreement requires a party to take an action, the requirement constitutes an undertaking by the party to cause its Subsidiaries, and to use its commercially reasonable efforts to cause its other Affiliates, to take appropriate action in connection therewith.

(c) The Table of Contents of this Agreement and various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations thereof will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(e) It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party, it being understood and agreed that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their respective interests and to otherwise negotiate the terms and provisions of this Agreement. Accordingly, the parties hereby waive, to the fullest extent permitted by Applicable Law, the benefit of any Applicable Law that would require that in cases of uncertainty, the language of a contract should be strictly construed against, or most strongly construed against, the party who drafted such language.

(f) All references in this Agreement to amounts of money or amounts to be paid by any Person to any other Person shall mean such amounts in United States dollars, unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE OF SHARES

SECTION 2.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, at the Closing, Transferor shall sell, assign, transfer, convey and deliver to Transferee, and Transferee shall buy from Transferor, the Shares free and clear of all Liens in exchange for the Purchase Price specified in Section 2.2.

SECTION 2.2 Purchase Price. The aggregate purchase price for the Shares shall be equal to the Net Capital of the Company (the “Purchase Price”); provided, however, that the Purchase Price shall not exceed $500,000.

SECTION 2.3 Closing. The closing of transaction contemplated in Section 2.1 (“Closing”) shall take place at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois, at a mutually satisfactory date and time, subject to the prior satisfaction or waiver of the conditions set forth in Article VI, no later than 9:30 a.m. New York time on June 1, 2012 in accordance with the terms of this Agreement or at such other time and place as Transferee and Transferor mutually agree (“Closing Date”).

(a) At the Closing, Transferor shall deliver to Transferee:

(i) stock certificates evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) all deliverables required from Transferor in connection with the conditions to Transferee’s obligations under Section 6.2 (including each Transaction Document, duly executed by Transferor and each Affiliate of Transferor party to, or specified to be a party to, any Transaction Document); and

(iii) all other documents, certificates and other items required to be delivered at Closing pursuant to the Transaction Documents and reasonably requested by Transferee, which such documents, certificates and other items shall be in form and substance, and shall be executed in a manner (as applicable), reasonably satisfactory to Transferee.

(b) No later than one (1) Business Day after the Closing, Transferee shall deliver to Transferor the Purchase Price by wire transfer of immediately available funds to an account of Transferor designated in writing by Transferor to Transferee.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

SECTION 3.1 Representations and Warranties of Transferor. As an inducement to Transferee to enter into this Agreement, Transferor represents and warrants to Transferee as of the date of this Agreement and as of the Closing as follows, except as set forth in the Transferor Disclosure Schedule prepared separately by Transferor and delivered to Transferee at the time of execution and delivery of this Agreement (the “Transferor Disclosure Schedule”) (it being agreed that any matter set forth in any schedule or subsection of a schedule of the Transferor Disclosure Schedule shall be deemed disclosed in any other schedule or subsection of a schedule of the Transferor Disclosure Schedule only if (and to the extent that) such information is readily apparent on its face to be so applicable to such other schedule or subsection of a schedule of the Transferor Disclosure Schedule):

(a) Organization and Authority.

(i) Each of BSPS and Broadridge is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to do business and is in good standing in the states of the United States and other jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified except where the failure to be so licensed or qualified would not have a

Material Adverse Effect. Each of BSPS and Broadridge has all necessary corporate power and authority to, and has taken all corporate action on its part necessary to, execute and deliver each Transaction Document, consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder, and no other proceedings on the part of either of BSPS or Broadridge are necessary to authorize the Transaction Documents and the transactions contemplated hereby and thereby.

(ii) The Company is a corporation validly existing and in good standing under the laws of the State of New York and is duly licensed or qualified to do business and is in good standing in the states of the United States and other jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified except where the failure to be so qualified would not have a Material Adverse Effect. The Company has the requisite power and authority necessary to carry on its business as it is now being conducted and as it is proposed to be conducted immediately following the Closing and to own, lease and operate its properties and assets. The Company is not in default under or in violation of any provision of its Organizational Documents.

(iii) This Agreement has been duly executed and delivered by each of BSPS and Broadridge and, assuming due execution by the other parties hereto and thereto, are (or, when executed and delivered, will constitute) legal, valid and binding obligations of each of BSPS and Broadridge enforceable against each of BSPS and Broadridge in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(b) Reports. The Company has timely filed all reports, registrations, declarations, notices, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since January 1, 2008 with any Governmental Authority (including the SEC, FINRA and CFTC) (all such reports, registrations, declarations, notices, statements and filings being collectively referred to herein as the “Regulatory Reports”), including all reports, registrations, declarations, notices, statements and filings required under the Exchange Act and Commodity Exchange Act. As of their respective dates, the Regulatory Reports were complete and accurate in all material respects and complied in all material respects with the Applicable Laws enforced or promulgated by the Governmental Authority or Self-Regulatory Organization with which they were filed.

(c) Regulatory Consents. Other than the Governmental Approvals listed on Schedule D to the Transferor Disclosure Schedule, no notices, reports or other filings are required to be made by Transferor, the Company or their respective Affiliates with, and no Consents, registrations, approvals, licenses, memberships, permits or authorizations are required to be obtained by Transferor from, any Governmental Authority or any Self-Regulatory Organization in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by Transferor, the performance by Transferor of its obligations hereunder or thereunder, or the consummation by Transferor of the transactions contemplated hereby and thereby.

(d) Capitalization; Title.

(i) The authorized capital stock of the Company consists of 200,000 shares of common stock, par value $0.10 per share (the “Common Stock”), of which 100,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by BSPS, free and clear of all Encumbrances.

(ii) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating BSPS or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(iii) BSPS is the sole registered and beneficial owner of all the Shares, and owns all the Shares free and clear of all Liens.

(e) Retained Company Assets and Liabilities Only. The Company has no assets other than assets set forth on Schedule A of the Transferor Disclosure Schedule or on Schedule B of the Transferor Disclosure Schedule and has no Liabilities other than those Liabilities set forth on Schedule A of the Transferor Disclosure Schedule or Schedule B of the Transferor Disclosure Schedule. The Company conducts no, and has not since July 1, 2011 (before which date, the Company operated in the clearing business), conducted any, business other than the maintenance of dormant legacy Customer accounts, and except, until immediately prior to the Pre-Transaction Transfers, the Outsourcing Business. After the transfer of all the Excluded Company Assets and Liabilities in accordance with Sections 5.6 and Section 6.2(h), the Company will not own any assets or have any Liabilities, including contractual and other obligations, other than the Retained Company Assets and Liabilities. As of the Closing, the Company will not have any employees.

(f) No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

(g) No Conflicts. The execution, delivery and performance by Transferor and the Company of the Transaction Documents to which Transferor or the Company is a party does not and will not, and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice, the lapse of time or both:

(i) Violate or conflict with the Organizational Documents of Transferor or the Company;

(ii) Breach or violate, or constitute a default under, any Applicable Law or other restriction of, or agreement or stipulation with, any Governmental Authority to which Transferor, the Company or any of their respective Affiliates are subject, or permit or result in the revocation, cancellation, suspension or adverse modification of any License, authorization, registration, permit, membership, certificate of authority or Consent to which the Company or its properties is subject;

(iii) Violate or conflict with or result in a breach of any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or give rise to any rights of any counterparty to terminate, cancel, accelerate, modify or to additional benefits under, any term or provision of any Contract of or binding on Transferor, the Company or their respective Affiliates; or

(iv) Result in the creation or imposition of any Lien on the Business or the property or assets of Transferor, the Company or their respective Affiliates.

(h) Litigation; Regulatory Action. Except as set forth in Schedule C to the Transferor Disclosure Schedule, there are, and since January 1, 2008, have been, no material Legal Proceedings or investigations pending or threatened against the Company, or to which the Company or its properties or assets, or its managers, officers or employees (relating to the performance of their duties in such capacities) are subject, and the Company has not received notice thereof. Without limiting the foregoing, there are no Legal Proceedings or investigations pending or threatened against the Company relating to the termination of, or limitation of, the rights of the Company under its registrations or qualifications under any Applicable Law, including any federal or state securities laws or regulations. There are, and since January 1, 2008, have been, no outstanding judgments, decrees, stipulations or orders in favor of or naming any Person relating to the Company or any of its directors, officers or employees (as applicable) relating to the performance of its duties in such capacities or against or affecting its properties. There are no consent decrees or similar arrangements entered into with a Governmental Authority, Self-Regulatory Organization, or other Person by, or relating to, the Company or any of its directors, managers, officers or employees, as applicable, relating to the performance of their duties in such capacities or against or affecting the Company’s properties, that are still in effect, or were in effect at any time since January 1, 2008. The Company is not a party to or subject to any order, decree, agreement, stipulation, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority (a “Government Order”). The Company has not been notified by or received any other communication from any Governmental Authority to the effect that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Government Order.

(i) Compliance with Laws. The Company is and has been in compliance in all material respects with Applicable Law.

(i) The Company and each of its officers, directors, managers, agents, contractors and employees:

(A) Has in effect the Licenses and Governmental Approvals that are listed on Schedule D to the Transferor Disclosure Schedule and has made all material filings, applications and registrations with all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit the Company to own or lease its properties and assets and to conduct the Business as presently conducted; all such Licenses and Governmental Approvals listed on Schedule D to the Transferor Disclosure Schedule are in full force and effect and are current and no suspension or cancellation of any of them is threatened or reasonably likely;

(B) Is not in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other Governmental Authority, or by any Self-Regulatory Organization;

(C) Has not been charged, convicted of or threatened with, and is not and has not been under investigation with respect to, any violation of any provision of any Applicable Law, including any federal or state securities law or regulation applicable to the Business or the properties or assets of the Company, affecting the Company, or the transactions contemplated by the Transaction Documents, and is not on notice of the pendency of any such charge or investigation;

(D) Has been in material compliance with all Applicable Laws relating to the employment of the Company’s employees (including, but not limited to, all Applicable Laws relating to wages, hours, overtime, employee classification, civil rights, work authorization, immigration, wage payment, and the collection and payment of withholding and other similar taxes); and

(E) Is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority or Self-Regulatory Organization and is not on notice of the pendency of any such charge or investigation.

(ii) The Company has provided to Transferee copies of the currently effective Form BD as filed by the Company with the SEC. The information contained in such form was complete and accurate in all material respects as of the time of filing thereof and remains complete and accurate in all material respects as of the date hereof and there are no amendments contemplated thereto other than with respect to the consummation of this Agreement.

(iii) The Company neither is nor has been subject to, nor is under current investigation or proceeding, whether preliminary or otherwise, for, “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act.

(iv) The Company has not been enjoined by any Government Order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.

(j) Affiliate Transactions. After the Closing, the Company will have no Indebtedness or Liability to Transferor or any of its Affiliates, except such Indebtedness or Liabilities as arise under the Broadridge Master Services Agreement.

(k) Financial Statements; FOCUS Reports.

(i) Transferor has delivered to Transferee: (i) true and complete copies of the unaudited consolidated balance sheet of the Company (the “Most Recent Financial Statement”), dated March 31, 2012 (such date, the “Most Recent Balance Sheet Date”); and (ii) true and complete copies of the audited consolidated balance sheet of the Company dated June 30, 2011, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended (collectively, the “Financial Statements”). Such Financial Statements present fairly in all material respects the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company as at and for the respective periods then ended (except that the unaudited Most Recent Financial Statement is subject to normal year-end adjustments and matters that would be revealed by notes thereto, and has been prepared in accordance with GAAP.

(ii) Transferor has delivered to Transferee true and complete copies of all Financial and Operational Combined Uniform Single (“FOCUS”) Reports filed with FINRA since January 1, 2011.

(iii) Transferee expressly acknowledges that the information delivered pursuant to this Section 3.1(k) do not reflect the transfer of assets and liabilities set forth in Section 5.6 and Section 6.2(h) and, accordingly, do not reflect the consolidated financial position of the Company at Closing.

(l) Taxes.

(i) The Company has filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with Applicable Law, and each such Tax Return is true, accurate and complete in all material respects. The Company has timely paid all Taxes due and payable, whether or not shown on Tax Returns, and the Company is not and will not be liable for any additional Taxes in respect of any taxable period or any portion thereof ending on or before the Closing Date.

(ii) The Company has timely withheld and timely paid all Taxes required to be withheld by it in connection with any amounts paid or owing to any member, employee, creditor, independent contractor or other Person.

(iii) The Company has timely collected all sales, use and value added Taxes required or permitted to be collected by it, and each of the foregoing has timely remitted all such Taxes to the appropriate Governmental Authority.

(iv) None of the assets of the Company (A) directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code; (B) is treated as tax exempt bond financed property under Section 168(g)(5) of the Code or (C) is treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

(v) No Tax Return of the Company is under audit or examination by any Governmental Authority, and the Company has received no notice of such an audit or examination. Each deficiency resulting from any audit or examination relating to Taxes by any Governmental Authority has been paid. The Company has not given, nor is there a pending request to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to any such Taxes. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company.

(vi) There are no Liens with respect to Taxes (other than Taxes not yet due and payable) on any of the assets of the Company.

(vii) No claim has been made by any Governmental Authority in a jurisdiction where the Company does not currently file Tax Returns that the Company is or may be subject to Tax by such jurisdiction, nor has any Governmental Authority threatened to make such an assertion.

(viii) There are no outstanding rulings of, or requests for rulings by, any Governmental Authority that are, or if issued would be, binding on the Company for any full or partial taxable period beginning on or after the Closing Date.

(ix) The Company is not a party to, or bound by, or has any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(x) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) or election under Section 108(i) of the Code.

(xi) The Company has never been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(xii) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(xiii) The Company has never participated in a “reportable transaction”, within the meaning of Treasury Regulation Section 1.6011-4.

(m) Employees and Benefit Plans.

(i) Since May 25, 2012, the Company has had no employees, otherwise engage any individual to provide services to the Company, or sponsor, maintain or contribute to any employee benefit plan.

(ii) No labor union, labor organization or group of employees has made any demand of the Company for recognition or certification. The Company is not and has not been a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with any labor union or labor organization. The Company has not agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any Company employee. The Company has not been a party to, affected by or threatened with any labor strike, work stoppage, slowdown, walkout or lockout or any dispute of controversy with any union or with respect to unionization or collective bargaining. The Company is not and has not been engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against the Company before the National Labor Relations Board.

(iii) The Company is and, since January 1, 2008, has been in compliance with the Workers Adjustment and Retraining Notification Act and all similar state and local laws, has no liabilities or other obligations pursuant thereto, and has not taken any action that would cause Transferor or any of its Affiliates to have any liability or other obligation pursuant thereto as of, or immediately following, the Closing Date.

(iv) The Company does not have any Liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise arising under or related to (a) any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”)), whether or not subject to ERISA, or any other employee benefit or compensation plans, policies, programs, agreements or arrangements, including but not limited to any pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation, stock purchase, severance, bonus, commissions, vacation or holiday pay, health or medical insurance, life insurance, fringe benefits, severance benefits, sick pay or paid time off or other plans, policies, programs, agreements or arrangements, (b) any employment, retention, change in control, severance, or similar agreement, or (c) Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar law. None of the Company or any of its ERISA affiliates (determined in accordance with Section 414(b), (c), (m) or (o) of the Code, as applicable) has ever sponsored, maintained, contributed to (or had any obligation to sponsor, maintain or contribute to) or otherwise had any liability with respect to (x) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA), or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (y) a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA), or (z) a plan subject to Section 302 of ERISA or Section 412 of the Code.

(n) No Brokers or Finder. Neither Transferor nor the Company has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for them in connection with the Transaction Documents or the transactions contemplated hereby or thereby.

(o) Third Parties’ Business Operations. The Company has not allowed any Person to use its assets, properties or other resources to conduct any type of business other than the Business.

(p) Power of Attorney. The Company has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

(q) Indemnification. After giving effect to the Pre-Transaction Transfers, other than pursuant to the provisions of its Organizational Documents, the Company is not a party to any indemnification agreement with any of its present stockholders, officers, directors, employees, agents or other Persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and there are no claims for which any Covered Person would be entitled to indemnification by the Company if such provisions were deemed in effect.

(r) AML Standards. The Company has provided Transferee with copies of policies and procedures for verification of the identity of new customers of the Company and compliance with the PATRIOT Act and other Applicable Law. Such policies and procedures have been duly implemented by the Company and have operated effectively since their inception.

(s) Investment Advisory Activities. Neither the conduct of the Business, nor the ownership, management or use of the properties or assets of the Company requires the Company or any of its officers or employees to be registered as an investment adviser under the Investment Advisers Act of 1940 or as an investment adviser or investment adviser representative or agent under the Laws of any State.

(t) Disclosure. To the Company’s Knowledge, no representation or warranty by Transferor in this Agreement, nor any certificate furnished or to be furnished by or on behalf of Transferor, or any Person acting on behalf of such a Person, to Transferee or its representatives in connection with or under this Agreement, when taken as a whole together with information provided or made available to Transferee, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained in this Agreement or the certificate, as the case may be, not misleading. To the Company’s Knowledge, Transferor has disclosed to Transferee all materials facts and circumstances concerning the Company and the Business that are known to Transferor that would be material to Transferee in the context of the transactions contemplated hereby.

(u) No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Section 3.1, Transferor makes no other representation or warranty, express or implied, at law or in equity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

SECTION 4.1 Representations and Warranties of Transferee. As an inducement to Transferor to enter into this Agreement, Transferee represents and warrants to Transferor as of the date of this Agreement and as of the Closing as follows, except as set forth in the schedules prepared separately by Transferee and delivered to Transferor at the time of execution and delivery of this Agreement (the “Transferee Disclosure Schedule”) (it being agreed that any matter set forth in any schedule or subsection of a schedule of the Transferee Disclosure Schedule shall be deemed disclosed in any other schedule or subsection of a schedule of the Transferee Disclosure Schedule only if (and to the extent that) such information is readily apparent on its face to be so applicable to such other schedule or subsection of a schedule of the Transferee Disclosure Schedule):

(a) Existence and Good Standing. Transferee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to do business and is in good standing in the states of the United States and other jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. Transferee has the requisite power and authority necessary to carry on its business as it is now being conducted and as it is contemplated will be conducted immediately following the Closing and to own, lease and operate its properties and assets. Transferee is not in default under or in violation of any provision of its Organizational Documents.

(b) Authorization and Validity. Transferee has all necessary power and authority to, and has taken (or, with respect to Transaction Documents to be executed at the Closing, will take) all action on its part necessary to, execute and deliver each Transaction Document to which it is or is specified to be a party, consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder, and no other proceedings on the part of Transferee are necessary to authorize any such Transaction Document and the transactions contemplated hereby and thereby. The Transaction Documents to which Transferee is a party have been (or when executed and delivered, will be) duly executed and delivered by Transferee and, assuming due execution by the other parties hereto and thereto, and are (or when executed and delivered, will be) legal, valid and binding obligations of Transferee, enforceable against Transferee in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(c) No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Section 4.1, Transferee makes no other representation or warranty, express or implied, at law or in equity.

(d) No Conflicts. The execution, delivery and performance by Transferee of the Transaction Documents to which Transferee is a party does not and will not, and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice, the lapse of time or both:

(i) Violate or conflict with the Organizational Documents of Transferee;

(ii) Breach or violate, or result in a default under, any Applicable Law with respect to Transferee or permit or result in the revocation, cancellation, suspension or adverse modification of any License, certificate of authority or Consent to which Transferee or its properties is subject;

(iii) Violate or conflict with or result in a breach of any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or require the Consent of any party to, any term or provision of any Contract of or binding on Transferee or its Affiliates; or

(iv) Result in the creation or imposition of any Lien on the Business or the property or assets of Transferee or its Affiliates.

(e) Certain Tax Matters. At all times from its inception through and including the Closing Date, Transferee will be treated as a corporation for U.S. federal and applicable state and local income tax purposes. Assuming the correctness of the representations made in Section 3.1(d), following the Closing, Transferee will be treated as the beneficial owner for U.S. federal and applicable state and local income tax purposes of 100% of the issued and outstanding shares of Common Stock.

ARTICLE V

COVENANTS OF THE PARTIES

SECTION 5.1 Transferee’s Covenants.

(a) Further Actions.

(i) Transferee shall, as promptly as practicable, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill its obligations hereunder and to consummate and make effective the transactions contemplated hereunder.

(ii) Transferee will not take any action that would cause any of its representations or warranties in Article IV to become untrue on the Closing Date or result in any of the conditions to the Closing set forth in Section 6.1 or Section 6.2 not being satisfied.

(iii) Transferee will coordinate and cooperate with Transferor in exchanging the information and supplying the reasonable assistance requested by them in connection with the filings and other actions contemplated by Section 5.3(b).

(b) Further Assurances. Following the Closing Date, Transferee shall from time to time execute and deliver such additional documents and take such other actions as Transferor reasonably requests to confirm the rights and obligations hereunder and render the transactions contemplated hereunder effective.

SECTION 5.2 Effect of Investigations. No investigation by any of the parties before or after the date of this Agreement, or the provision of any documents, whether pursuant to this Agreement or otherwise, will affect the representations and warranties of the parties in this Agreement or in any certificate delivered in connection with the Closing or in connection with the transfers of the Excluded Company Assets and Liabilities.

SECTION 5.3 Transferor’s Covenants.

(a) Conduct of Business. Except as expressly contemplated by this Agreement or as otherwise consented to by Transferee in writing, from the date of this Agreement to the earlier of the termination of this Agreement and the Closing, Transferor will, and will cause the Company to:

(i) maintain all the Retained Company Assets and Liabilities in the Company;

(ii) maintain all Licenses necessary to conduct the Business;

(iii) remain in good standing with Self-Regulatory Organizations; and

(iv) conduct the Business in the ordinary course consistent with past practice.

(b) Further Actions.

(i) Transferor will, and will cause the Company to, as promptly as practicable, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill its obligations hereunder and to consummate and make effective the transactions contemplated hereunder.

(ii) Transferor will, and will cause the Company to, as promptly as practicable:

(A) use all commercially reasonable efforts to make, or cause to be made, the filings and submissions that it are required to make under Applicable Law to consummate the transactions contemplated hereby; and

(B) use all commercially reasonable efforts to obtain, or cause to be obtained, the Governmental Approvals and Consents (including those Governmental Approvals listed on Schedule D to the Transferor Disclosure Schedule), if any, needed to consummate the transactions contemplated hereby.

(iii) Transferor will not, and will not cause the Company to, take any action that would cause any of the representations or warranties in Article III to become untrue on the Closing Date or result in any of the conditions to the Closing set forth in Section 6.1 or Section 6.2 not being satisfied.

(iv) Transferor will, and will cause the Company to, coordinate and cooperate with Transferee in exchanging the information and supplying the reasonable assistance requested by Transferee in connection with the filings and other actions contemplated by Section 5.1(a).

(c) Access and Information. From the date of this Agreement to the Closing, Transferor shall, or shall cause the Company to, give to Transferee and its Affiliates and their respective accountants, counsel and other representatives reasonable access during normal business hours to the Company’s offices, properties, books, Contracts, commitments, reports, records and personnel, and give them, or give them access to, the documents, financial data, records and information with respect to Transferor and the Business as Transferee from time to time reasonably requests.

(d) Further Assurances. Following the Closing Date, Transferor shall, and shall cause the Company to, from time to time, execute and deliver such additional documents and take such other actions as Transferee reasonably requests to confirm the rights and obligations in the Transaction Documents and render the transactions contemplated hereunder and thereunder effective.

SECTION 5.4 Taxes.

(a) Transfer Taxes. All transfer, sales, use, registration or similar taxes and recording charges and fees, if any, in connection with the transactions effected pursuant to this Agreement shall be borne by Transferor.

(b) Transferor shall indemnify and hold harmless Transferee and its Affiliates (including the Company) and each of their respective officers, directors, employees, partners, members, stockholders, agents and other representatives and hold them harmless from:

(i) any and all liability for Taxes of the Company for all taxable periods ending on or before the Closing Date and the portion through the Closing Date for any Straddle Period;

(ii) any and all liability (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of Transferor or any other person (other than the Company) which has ever been affiliated with the Company, or with whom the Company has ever joined (or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date, other than any such Taxes that would not have been incurred in the absence of Transferee’s breach of any representation contained in Section 4.1(e) or the covenant contained in Section 5.4(e)(ii);

(iii) all liability for Taxes arising (directly or indirectly) as a result of (A) the sale and transfer of the Shares (including, without limitation, any Taxes arising as a result of (I) the Section 338(h)(10) Election and (II) the recognition by Transferor or the Company of any “deferred intercompany gain” or “excess loss account”) or (B) any transfers described in Section 5.6 of Excluded Assets and Liabilities, other than (in each case) any such Taxes that would not have been incurred in the absence of Transferee’s breach of any representation contained in Section 4.1(e) or the covenant contained in Section 5.4(e)(ii); and

(iv) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company was obligated, or was a party, on or prior to the Closing Date.

(c) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(i) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) In the case of Taxes not described in Section 5.4(c)(i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

Notwithstanding anything herein to the contrary, all Taxes arising as a result of the Section 338(h)(10) Election shall be allocable to the portion of the Straddle Period ending on and including the Closing Date.

(d) Mitigation. Transferor and Transferee shall, upon reasonable request by the other party, use all commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by the Transaction Documents) with respect to the assets of the Company and the Company. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 5.4(d).

(e) Section 338(h)(10) Election.

(i) Transferor and Transferee agree to make an election under Section 338(h)(10) of the Code (collectively, the “Section 338(h)(10) Election”) with respect to the sale of the Shares hereunder. Within 120 calendar days after Closing, Transferor shall provide Transferee with a proposed allocation of the Purchase Price for the deemed asset sale (and other relevant items) (the “Purchase Price Allocation”), for Transferee’s review and comment. The Purchase Price Allocation shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder. If, within 30 calendar days following Transferor’s delivery of the Purchase Price Allocation, Transferee does not notify Transferor of its disagreement with the Purchase Price Allocation, then the Purchase Price Allocation shall be final and binding. If within such 30-calendar day period Transferee so notifies Transferor, then Transferor and Transferee shall cooperate in good faith to revise and finalize the Purchase Price Allocation. If Transferor and Transferee are unable to agree on the Purchase Price Allocation within 60 calendar days after the date Transferor provides the Purchase Price Allocation to Transferee, they shall request that any disputed items be resolved by an independent accounting firm jointly selected by Transferor and Transferee (the “Accountant”). The cost of the Accountant shall be borne one-half by Transferor and one-half by Transferee. The parties shall cooperate with each other in preparing IRS Forms 8023 and 8883 and any other applicable filings. Unless required by law, neither party shall take any position on any income Tax Return (including IRS Forms 8023 and 8883) nor for any other income Tax purpose that is inconsistent with the Section 338(h)(10) Election and the Purchase Price Allocation.

(ii) Following the Closing, (i) Transferee shall timely file IRS Forms 8023 and 8883 and any other applicable filings required to make a Section 338(h)(10) Election in connection with the purchase and sale of the Shares and (ii) Transferee shall not, for a period of twelve (12) months following the Closing Date: (A) take (or cause or permit any of its Affiliates to take) any action that would be treated as a liquidation of Transferee for U.S. federal income tax purposes (including, but not limited to, making an election pursuant to Treas. Reg. § 301.7701-3(c) to change Transferee’s classification for U.S. federal income tax purposes to something other than a corporation) or (B) sell, or cause or permit the Company to issue to a Person other than Transferee, shares of capital stock of the Company possessing more than 20% of the total voting power or more than 20% of the total value (in each case as those terms are used in Section 1504(a)(2) of the Code) of the capital stock of the Company; provided, that in determining the amount of any indemnification payment required pursuant to Section 8.2 in connection with a breach of this Section 5.4(e)(ii), for the avoidance of doubt, only those Losses that would not have been incurred in the absence of such a breach shall be taken into account.

SECTION 5.5 Pursuit of Claim by Transferor. To the extent Transferor pursues any claim, or has claims which it may pursue, against third-parties other than Transferee or any of its Affiliates, arising from the operation of the Company prior to Closing, Transferor may pursue such claims at its expense and shall be entitled to any recoveries it obtains therefrom. Transferee agrees to cooperate with Transferor in connection with the pursuit of any such claims, at the sole expense of Transferor. For the avoidance of doubt, neither Transferee nor any of its Affiliates including the Company shall be required to incur any costs or expenses in connection with Transferor’s right to pursue any such claims.

SECTION 5.6 Transfer of Excluded Company Assets and Liabilities to Transferor. Set forth in on Schedule A to the Transferor Disclosure Schedule are assets and liabilities of the Company which are not intended to be owned by the Company post-Closing (with all assets and Liabilities of the Company, other than the Retained Company Assets and Liabilities, referred to as the “Excluded Company Assets and Liabilities”). To the extent that Transferor and Company have not transferred the assets included in the Excluded Company Assets and Liabilities out of the Company or assumed the Liabilities included in the Excluded Company Assets and Liabilities prior to the Closing, Transferee will cooperate, and cause the Company to cooperate, with Transferor to, and Transferor shall effect such transfers and assumptions as promptly as practicable. Until such transfers and assumptions can be completed, Transferee and the Company will pass through to Transferor the economic benefits and costs (including Taxes) attributable to the Excluded Company Assets and Liabilities. The expense of effecting the transfers of the Excluded Company Assets and Liabilities, including any Taxes imposed as a result of such transfers, will be solely borne by Transferor. For the avoidance of doubt, neither Transferee nor any of its Affiliates shall be required to incur any costs or expenses in connection with effecting the transfers contemplated by this Section 5.6.

SECTION 5.7 Press Releases, Etc. Transferor and Transferee will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related the Transaction Documents, or any of the transactions contemplated hereby or thereby and no such press release or other public disclosure will be made without the consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that each of Transferor and Transferee may make such disclosures as are required by Applicable Law after being advised by its counsel that such disclosure is required by Applicable Law and after giving the other a reasonable opportunity to review the proposed disclosure and provide comments.

SECTION 5.8 Expenses Incident to this Agreement. Except as otherwise expressly provided herein, whether or not the transactions contemplated by the Transaction Documents are consummated: (i) Transferor shall pay its own and the Company’s expenses incident to the negotiation and consummation of the transactions contemplated hereby and the preparation and carrying out of the transactions contemplated hereby and (ii) Transferee shall pay its own expenses incident to the negotiation and consummation of the transactions contemplated hereby and the preparation and carrying out of the transactions contemplated hereby.

SECTION 5.9 Confidentiality.

(a) Transferor hereby agrees with Transferee that Transferor will not and that it will cause its Affiliates and their directors, officers, partners, members, stockholders, Affiliates, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors not to, at any time on or after the Closing, directly or indirectly, without the prior written consent of Transferee disclose or use, any Confidential Information involving or relating to the Company; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof), which is in the public domain or enters into the public domain through no fault of Transferor, or is available to Transferor on a non-confidential basis from a source other than Transferee or any of its Affiliates; provided that such source is not and was not bound by a confidentiality agreement or other legal duty of confidentiality to such parties; and provided, further, that the provisions of this Section 5.9(a) will not prohibit any retention of copies of records or disclosure (i) required by any Applicable Law or (ii) necessary or appropriate in making any registration, declaration, notice, report, submission or other filing or obtaining any Consent required for the consummation of the transactions contemplated by this Agreement, the other Transaction Documents.

(b) Transferee hereby agrees with Transferor that Transferee will not and that it will cause its Affiliates and their directors, officers, partners, members, stockholders, Affiliates, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors not to, at any time on or after the Closing, directly or indirectly, without the prior written consent of Transferor disclose or use, any Confidential Information involving or relating to the Excluded Company Assets and Liabilities; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof), which is in the public domain or enters into the public domain through no fault of Transferee, or is available to Transferee on a non-confidential basis from a source other than Transferor or any of its Affiliates; provided that such source is not and was not bound by a confidentiality agreement or other legal duty of confidentiality to such parties; and provided, further, that the provisions of this Section 5.9(b) will not prohibit any retention of copies of records or disclosure (i) required by any Applicable Law or (ii) necessary or appropriate in making any registration, declaration, notice, report, submission or other filing or obtaining any Consent required for the consummation of the transactions contemplated by this Agreement, the other Transaction Documents.

ARTICLE VI

CONDITIONS PRECEDENT TO THE CLOSING

SECTION 6.1 Conditions to Each Party’s Obligations. The obligations of Transferor, on the one hand, and Transferee, on the other hand, to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, on or before the Closing Date, of the following conditions:

(a) No Injunction, etc. No court or other Governmental Authority has issued an order, injunction, decree or judgment, and there is no action or proceeding pending or threatened before a court or other Governmental Authority (including an action or proceeding of a private party) restraining, enjoining or otherwise prohibiting, or seeking to restrain, enjoin or otherwise prohibit, consummation of the transactions contemplated by the Transaction Documents. No court or other Governmental Authority has promulgated, entered or issued, or determined to be applicable to this Agreement, any Applicable Law making the consummation of the transactions contemplated by the Transaction Documents illegal, and no proceeding with respect to the application of any such Applicable Law is pending.

(b) Governmental Approvals. All Governmental Approvals listed on Schedule D of the Transferor Disclosure Schedule and any other Governmental Approvals required to be made or obtained in connection with executing and delivering this Agreement or consummating the transactions contemplated by the Transaction Documents, have been made or obtained, on terms acceptable to Transferee in its sole discretion.

SECTION 6.2 Conditions to Transferee’s Obligations. The obligations of Transferee, to consummate the transactions contemplated by the Transaction Documents are also subject to the fulfillment, on or before the Closing Date, of the following conditions:

(a) Representations Concerning Transferor. The representations and warranties concerning Transferor and the Company in Section 3.1:

(i) other than the representations and warranties that are by their terms qualified by materiality, “Material Adverse Effect” or a derivative thereof, were true and correct in all material respects as of the date of this Agreement (except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date), and are repeated and are true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date); and

(ii) that are by their terms qualified by materiality, “Material Adverse Effect” or a derivative thereof, were true and correct in all respects as of the date of this Agreement (except representations and warranties made as of a certain date, which are true and correct in all respects as of such date), and are repeated and are true and correct in all respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are true and correct in all respects as of such date).

(b) Performance. Transferor has duly performed and complied in all material respects with its covenants, obligations and conditions under this Agreement by or before Closing.

(c) Certificates. Transferor shall have delivered to Transferee a certificate, dated as of the Closing Date, certifying the matters in Sections 6.2(a) and (b).

(d) Lien Releases. Transferor shall, or shall have caused the Company to, have obtained and delivered to Transferee all Lien releases that are necessary or appropriate (as determined by Transferee in its sole discretion) to consummate the transactions contemplated hereby.

(e) No Material Adverse Effect. Since the date of this Agreement, the Company shall not have suffered a Material Adverse Effect and no events, facts or circumstances shall have occurred which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Transferor or the Company.

(f) Organizational Documents. Transferor shall have delivered to Transferee a certificate executed by an authorized officer of Transferor attaching (i) copies of the Certificate of Incorporation of the Company as in effect on the Closing Date, including all amendments thereto, certified by the Secretary of State of the State of New York; (ii) a certificate from the Secretary of State of the State of New York dated as a recent date from the Closing Date to the effect that Company is in good standing in such jurisdiction and listing all Organizational Documents of Transferor on file; and (iii) copies of the resolutions of the board of directors of the Company approving the transactions contemplated by this Agreement.

(g) Books and Records. Transferor shall, or shall have caused the Company to, have delivered to Transferee all books and records relating to the Company or a copy of any books and records required by Applicable Law to be retained by Transferor.

(h) Transfer of Assets and Liabilities. The Company shall have transferred out to Transferor and Transferee shall have assumed the Excluded Company Assets and Liabilities; provided that if such transfers have not been made prior to Closing, the terms of Section 5.6 shall apply.

(i) Tax Certificate. Transferor shall have delivered to Transferee on the Closing Date a certificate of non-foreign status (in accordance with Treasury Regulation Section 1.1445-2(b)) in form and substance reasonably satisfactory to Transferee.

(j) Transaction Documents. Each of Transferor and its Affiliates party to (or specified to be a party to) any Transaction Document shall have executed and delivered each of the Transaction Documents to which they are a party (or specified to be a party) to be held in escrow until the closing of the transactions under the Assignment and Assumption Agreement, dated May 31, 2012 between Apex Clearing Holdings LLC and Penson Financial Services, Inc.

(k) Assignment and Assumption Closing. All conditions to the Transferee’s obligations under that certain Assignment and Assumption Agreement, dated May 31, 2012 between Apex Clearing Holdings LLC and Penson Financial Services, Inc. shall have been satisfied or waived.

(l) Change of Name. The Company shall have filed an amendment to its Organizational Documents to change its name to “Apex Clearing Corporation” and shall have taken all necessary actions to cease all use of the Company’s former name, “Ridge Clearing & Outsourcing Solutions, Inc.”

SECTION 6.3 Conditions to Transferor’s Obligations. The obligations of Transferor, to consummate the transactions contemplated by the Transaction Documents are also subject to the fulfillment, on or before the Closing, of the following conditions:

(a) Representations Concerning Transferee. The representations and warranties concerning Transferee in Section 4.1:

(i) other than the representations and warranties that are by their terms qualified by materiality, “Material Adverse Effect” or a derivative thereof, were true and correct in all material respects as of the date of this Agreement (except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date), and are repeated and are true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date); and

(ii) that are by their terms qualified by materiality, “Material Adverse Effect” or a derivative thereof, were true and correct in all respects as of the date of this Agreement (except representations and warranties made as of a certain date, which are true and correct in all respects as of such date), and are repeated and are true and correct in all respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are true and correct in all respects as of such date).

(b) Performance. Transferee has duly performed and complied in all material respects with its covenants, obligations and conditions under this Agreement by or before Closing.

(c) Transaction Documents. Each of Transferee and its Affiliates party to (or specified to be a party to) any Transaction Document shall have executed and delivered each of the Transaction Documents to which they are a party (or specified to be a party) to be held in escrow until the closing of the transactions under the Assignment and Assumption Agreement, dated May 31, 2012 between Apex Clearing Holdings LLC and Penson Financial Services, Inc.

(d) Certificates. Transferee shall have delivered to Transferee a certificate, dated as of the Closing Date, certifying the matters in Sections 6.3(a), (b) and (c).

(e) IRS Form 8832. Transferee shall have delivered to Transferor a copy of its as-filed IRS Form 8832, pursuant to which it has elected to be classified as a corporation for federal income Tax purposes, with an effective date prior to the Closing Date.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination. This Agreement may be terminated before the Closing Date:

(a) by the written agreement of Transferee and Transferor;

(b) by Transferee if that certain Assignment and Assumption Agreement, dated May 31, 2012 between Apex Clearing Holdings LLC, the Company and Penson Financial Services, Inc. is terminated;

(c) by Transferee by written notice to Transferor, at any date or time after 5:00 p.m., New York City time, on June 5, 2012 (the “Outside Date”) if the Closing has not occurred by then (unless due to a material breach of this Agreement by Transferee), unless this date is extended by the written consent of Transferee;

(d) by Transferor by written notice to Transferee, at any date or time after 5:00 p.m., New York City time, on June 5, 2012 if the Closing has not occurred by then (unless due to a material breach of this Agreement by Transferor), unless this date is extended by the written consent of Transferee; and

(e) by Transferee if Transferor has materially breached any of its representations, warranties, covenants, agreements or obligations in this Agreement and (if not a willful breach) has not cured such breach within two (2) Business Days of receiving notice of the breach, provided that Transferee has performed and complied, in all material respects, with its representations, warranties, covenants, agreements and obligations required by this Agreement to have been performed or complied with before this time (it being understood and acknowledged that the truthfulness and accuracy of Transferor’s representations and warranties and the fulfillment of its obligations under this Agreement shall be determined without giving effect to any materiality or Material Adverse Effect qualifier contained therein).

SECTION 7.2 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, it shall become void and have no effect, without any obligation or liability to any Person in respect of the Agreement or of the transactions contemplated by the Transaction Documents on the part of any party, or a party’s directors, officers, employees, agents, representatives, advisers, stockholders, members, partners or Affiliates, except that the provisions of Section 5.7, this Section 7.2, and Article IX shall remain in full force and effect and shall survive any termination of this Agreement and except that each party shall remain liable for any breach of this Agreement prior to its termination.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1 Indemnification by Transferor.

(a) Subject to Section 8.1(b), following the Closing, Transferor will indemnify and hold harmless Transferee and any of its Affiliates (and their respective officers, directors, employees, shareholders, limited or general partners, members, successors, assigns, agents, advisers and representatives) (each, a “Transferee Indemnified Person”), from, against and in respect of any and all Losses, including for purposes of this Section 8.1 all claims for consequential damages whether or not involving a Third Party Claim, incurred, sustained or suffered by the Transferee Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(i) any breach of, or inaccuracy in, any representation or warranty when made by Transferor in this Agreement;

(ii) any breach, violation or non-fulfillment of any covenant or agreement of Transferor, including under this Article VIII, in this Agreement;

(iii) any fraud of Transferor;

(iv) the Excluded Company Assets and Liabilities; or

(v) the ownership and operation of the Company on or prior to Closing (including, with respect to the employment of any Company employees and any terminations, transfers or layoffs thereof or any compensation or benefit plans of the Company or its affiliates).

(b) Subject to Section 8.1(c), Transferor will have no obligation to indemnify the Transferee Indemnified Persons pursuant to Section 8.1(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless the aggregate amount of all such Losses incurred or suffered by the Transferee Indemnified Persons exceeds $75,000 (the “Deductible”), at which point Transferor will indemnify the Transferee Indemnified Persons for such Losses that exceed the Deductible, and the aggregate liability in respect of claims for indemnification pursuant to Section 8.1(a)(i) will not exceed $10,000,000 (the “Basic Liability Cap”).

(c) Notwithstanding the foregoing, the Deductible and the Basic Liability Cap shall not apply to Losses resulting from, arising out of, or incurred by the Transferee Indemnified Persons in connection with (i) claims for indemnification pursuant to Section 8.1(a)(i) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1(a) (Organization and Authority), (c) Regulatory Consents, (d) (Capitalization; Title), (f) No Subsidiaries, (g) (No Conflicts), (l) (Taxes) and (m) (No Brokers or Finder) (such representations and warranties, “Basic Transferor Representations”), or (ii) claims based upon fraud or intentional misrepresentation. Claims for indemnification pursuant to any other provision of Section 8.1(a) are not subject to the monetary limitations set forth in Section 8.1(b).

SECTION 8.2 Indemnification by Transferee.

(a) Subject to the limitations and other terms and conditions set forth in this Article VIII, Transferee will indemnify and hold harmless Transferor and its Affiliates (and their respective officers, directors, employees, shareholders, members, successors, assigns, agents, advisers and representatives) (each, a “Transferor Indemnified Person”), from, against and in respect of any and all Losses, whether or not involving a Third Party Claim, incurred or suffered by the Transferor Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i) any breach of, or inaccuracy in, any representation or warranty made by Transferee in this Agreement;

(ii) any breach, violation or non-fulfillment of any covenant or agreement of Transferee, including under this Section 8.2(a), to this Agreement.

(iii) any fraud of Transferee; or

(iv) the operation of the Company after Closing (other than Losses (x) relating to the Excluded Company Assets and Liabilities or (y) for which Transferor may be responsible under the Broadridge Master Services Agreement.

(b) Transferee will have no obligation to indemnify the Transferor Indemnified Persons pursuant to Section 8.2(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Transferor Indemnified Persons exceeds the Deductible (at which point Transferee will indemnify the Transferor Indemnified Persons for all such Losses that exceed the Deductible), and Transferee’s aggregate liability in respect of claims for indemnification pursuant to Section 8.2(a)(i) will not exceed $10,000,000 (the “Transferee Liability Cap”).

(c) Notwithstanding the foregoing, the Deductible and Transferee Liability Cap shall not apply to Losses resulting from, arising out of, or incurred by the Transferor Indemnified Persons in connection with (i) claims for indemnification pursuant to Section 8.2(a)(i) in respect of breaches of, or inaccuracies in, the representations and warranties set forth in Sections 4.1(a) (Existence and Good Standing), (b) (Authorization and Validity), or (e) (Certain Tax Matters) (such representations, warranties and covenant, “Basic Transferee Representations”); or (ii) claims based upon fraud or intentional misrepresentation. Claims for indemnification pursuant to any other provision of Section 8.2(a) are not subject to the limits set forth in Section 8.2(b).

SECTION 8.3 Survival. Each of the representations and warranties in this Agreement shall survive the Closing for a period of twenty-four (24) months following the Closing Date; provided, however, that (a) the Basic Transferor Representations and Basic Transferee Representations shall survive the Closing indefinitely and (b) the representations and warranties in Sections 3.1(l) (Taxes) or in any certificate delivered pursuant to this Agreement and related thereto shall survive the Closing until the end of the applicable statute of limitations. All covenants set forth in this Agreement shall survive the Closing indefinitely unless they expire earlier in accordance with the express terms of this Agreement. No claim, lawsuit, or other proceeding arising out of or related to the breach of any representation or warranty contained in this Agreement may be made by any Indemnified Party unless notice of such claim, lawsuit or other proceeding is given to the Indemnifying Party in accordance with Section 8.4 prior to the end of the applicable survival period set forth in this Section 8.3.

SECTION 8.4 Third Party Claims.

(a) Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter which may give rise to Losses for which indemnification may be sought pursuant to Section 8.1 or Section 8.2, as the case may be (a “Third Party Claim”), against Transferee, on the one hand, or Transferor, on the other hand (an “Indemnifying Party”), under this Section 8.4, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 8.4, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b) Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 8.4(a). In addition, the Indemnifying Party will have the right to assume the defense of such Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer, subject to the limitations contained in Section 8.1(b) or Section 8.2(b), resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (iv) the Indemnified Party has not provided the Indemnifying Party with notice that the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim; (v) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, suit or proceeding; and (vi) the Indemnified Party provided the Indemnifying Party with written notice that the settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c) Limitations on Indemnifying Party. Neither the Indemnifying Party nor the Indemnified Party will consent to the entry of any judgment or enter into any compromise or settlement with respect to any Third Party Claim without the prior written consent of the other, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Transferee Indemnified Persons or Transferor Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim, and (iii) involves no finding or admission of any violation of Applicable Law or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party.

(d) Indemnified Party’s Control. If the Indemnifying Party does not deliver to the Indemnified Party the notice contemplated by Section 8.4(b) within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim pursuant to Section 8.4(a) (or any of the conditions set forth in clauses (i) though (vi) of the second sentence of Section 8.4(b) is unsatisfied), or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend the Third Party Claim in a good faith and reasonable manner; provided, however, that if the Indemnified Party does not permit the Indemnifying Party to conduct the defense, then the Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement of any Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned. In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 8.4, the Indemnifying Party will remain responsible for any and all other Losses that the Indemnified Party is responsible for pursuant to Section 8.1 or Section 8.2, as applicable.

(e) Consent to Jurisdiction Regarding Third Party Claim. Transferee and Transferor, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 9.3 are incorporated herein by reference, mutatis mutandis.

SECTION 8.5 Treatment of Materiality. For purposes of this Article VIII, in determining whether there has been any breach of any representation or warranty, or the amount of any Losses related to a breach of a representation or warranty, such representations and warranties shall be read without regard to any materiality or Material Adverse Effect or similar qualifier contained therein, and any breach thereof as so read shall be indemnifiable hereunder, subject to the limitations set forth in this Article VIII.

SECTION 8.6 Waiver of Rights to Subrogation. Transferor shall not be entitled to, and Transferor hereby irrevocably waives any right to, subrogation to Transferee with respect to any liability of Transferor that may arise under or pursuant to the Transaction Documents.

SECTION 8.7 Investigation. The right to indemnification and all other remedies based upon any representation, warranty, covenant or agreement contained in this Agreement shall not be limited, diminished or otherwise affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the Closing and regardless of whether such knowledge came from Transferee, Transferor or their respective representatives or any other Person, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.

SECTION 8.8 Calculation of Losses. An Indemnified Party shall not be entitled to recover any amount due hereunder more than once in respect of the same Loss. In calculating any amount due hereunder in respect of Losses, Losses shall be reduced by any amounts actually recovered by the Indemnified Party under third party insurance policies or third party indemnification obligations or other rights of recovery from a third party with respect to such Losses, net of any deductible or any other expense incurred by the Indemnified Party in obtaining such recovery (including, with respect to insurance recoveries, any increase in premiums), other than any such recovery under any self insurance; provided however, that no Indemnified Party shall be required to seek any such recovery.

SECTION 8.9 Limitation on Losses. Except to the extent actually paid to a third party, no party shall, under any circumstance, have any liability to any other party for any punitive or special damages claimed by such other party under the terms of or due to any breach or non-performance of this Agreement.

SECTION 8.10 Setoff. Any Losses under Sections 8.1 and 8.2 shall be determined after giving effect to any actual cash payments, setoffs or recoupment of cash amounts in each case actually received, realized or retained by an Indemnified Party as a result of any matter giving rise to a claim for such indemnification. Nothing in this Article VIII will require any party to pursue recovery under any of its insurance policies. The parties expressly agree that to the extent any indemnity payment is due to a Transferee Indemnified Person hereunder, such amount may be reduced, set-off and deducted by Transferee or the Company from any payments due to Transferor or its Affiliates under any other Transaction Document.

SECTION 8.11 Non-Third Party Claims. In the event any Indemnified Party has a claim under Section 8.1 or Section 8.2 that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article VIII, except to the extent such delay actually and materially prejudices the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice that the Indemnifying Party disputes the liability to such Indemnified Party, such claim specified by such Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and shall be deemed to have been finally determined hereunder. For the avoidance of doubt, any legal fees and other expenses reasonably incurred by any Indemnified Party in connection with the assertion of any indemnification claim under this Article VIII shall be included in the Losses subject to indemnification in respect of such claim.

SECTION 8.12 Limitations on Remedies. The indemnification provided in this Article VIII shall constitute the sole and exclusive remedy of the parties hereto with respect to all Losses relating to, arising from or connected to a breach of the representations and warranties or covenants contained herein or in any certificate executed and delivered pursuant hereto (other than claims of, or causes of action arising out of, fraud or intentional misrepresentation with respect to the representations and warranties contained herein).

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Waivers. Any waiver of any terms or conditions or of the breach of any covenant, representation or warranty of this Agreement in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or of any other provision hereof; provided, however, that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.

SECTION 9.2 Modifications. Except as otherwise expressly provided in this Agreement, neither this Agreement (including any Schedules hereto), nor any term hereof (or thereof) may be changed, amended, modified, waived, discharged or terminated except to the extent that the same is effected and evidenced by the written agreement of all of the parties hereto (or their successors in interest, if applicable).

SECTION 9.3 Governing Law.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State. All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the state and federal courts located in New York, New York, and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(C).

SECTION 9.4 Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:

(i) If to Transferee, to:

c/o PEAK6 Investments, L.P.

141 W. Jackson Blvd., Suite 500

Chicago, IL 60604

Email: legal@peak6.com

Attention: CEO and Chief Legal Officer

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Facsimile: (312) 853.7036

Attention: John R. Box

(ii) If to Transferor, to:

Broadridge Financial Solutions, Inc.

1981 Marcus Avenue

Lake Success, NY 11042

Attention: Adam. D. Amsterdam

Email: Adam.Amsterdam@broadridge.com

(b) All notices and other communications required or permitted under this Agreement which are addressed as provided in Section 9.4(a), (i) if delivered personally against proper receipt shall be effective upon delivery; (ii) if sent via facsimile shall be effective upon the date of dispatch if confirmation of transmission is provided and (iii) if sent (A) by certified or registered mail with postage prepaid or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt. The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 9.4.

SECTION 9.5 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto or their respective heirs, personal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.6 Assignability. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party to any other Person (whether by operation of law or otherwise) without the written consent of the other parties and any purported assignment in violation of this Section 9.6 shall be void ab initio; provided that this Agreement (including the rights, interests and obligations hereunder) may be assigned in whole or in part by Transferee to any Affiliate of Transferee or any successor entity (provided that Transferee remains liable for all obligations hereunder) or by operation of any consolidation or merger of Transferee and any of its Affiliates and by Transferor to any Affiliate or successor entity (provided that Transferor remains liable for all obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns (which shall include any successor entity to Transferor) and no others.

SECTION 9.7 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects by interpreting such invalid or unenforceable provision as nearly to the original meaning as possible so as to make it valid and enforceable or, if that is not possible or permitted by Applicable Law, by omitting such invalid or unenforceable provision. If any material provision of this Agreement is determined by a court or regulatory body to be invalid or unenforceable, then the parties shall use their best efforts to address the implications of such invalidity or unenforceability so as to preserve the essential understanding of the parties with respect hereto.

SECTION 9.8 Specific Performance and Injunctive Relief. The parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. If Transferor fails or Transferee fails to consummate the transactions contemplated in this Agreement, and if this Agreement has not been terminated pursuant to Section 7.1 of this Agreement, Transferee or Transferor, as the case may be, may commence an action, suit or proceeding for the specific enforcement of this Agreement, subject to any defenses Transferor or Transferee, as applicable, may validly assert to any such action. In the event that this Agreement is terminated pursuant to Section 7.1 hereof, nothing in this Section 9.8 shall be construed to limit the right of Transferor or Transferee to seek injunctive relief with respect to the breach of any covenant or agreement that survives such termination in accordance with Section 7.2.

SECTION 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signature pages hereto may be transmitted by facsimile or .pdf, and if so transmitted, shall constitute originals.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ John Hogan
Name: John Hogan
Title: President

BROADRIDGE SECURITIES PROCESSING SOLUTIONS, INC.

By:	/s/ Adam Amsterdam
Name: Adam Amsterdam
Title: President

APEX CLEARING HOLDINGS LLC

By:	APEX CLEARING SOLUTIONS LLC, in
its capacity as managing member of Apex Clearing Holdings LLC

By:	PEAK6 INVESTMENTS, L.P., in its
Capacity as Manager of Apex Clearing Solutions LLC

By:	/s/ Jenny Just
Name: Jenny Just
Title: Manager

[Signature Page to Broadridge Purchase and Sale Agreement]